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                                                                                                                       Exhibit 12(b)

                                           PPL ELECTRIC UTILITIES CORPORATION AND SUBSIDIARIES

                                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (Millions of Dollars)


                                                         12 MONTHS
                                                            ENDED                         12 MONTHS ENDED
                                                           JUNE 30,                         DECEMBER 31,
                                                         -----------    --------------------------------------------------------
                                                           2000         1999 (c)         1998 (c)       1997 (c)        1996 (c)
                                                         --------       -------          -------        -------         --------
Fixed charges, as defined:
  Interest on long-term debt.....................           $ 226         $ 205           $ 188          $ 195           $ 207
  Interest on short-term debt
     and other interest..........................              19            12              14             17              11
  Amortization of debt discount, expense
    and premium - net............................               4             3               2              2               2
  Interest on capital lease
    obligations
      Charged to expense.........................               8             9               8              9              13
      Capitalized................................                             1               2              2               2
  Estimated interest component of
    operating rentals............................              20            19              18             15               8
                                                            -----         -----           -----          -----           -----
          Total fixed charges....................           $ 277         $ 249           $ 232          $ 240           $ 243
                                                            =====         =====           =====          =====           =====
Earnings, as defined:
  Net income  (a)................................           $ 501         $ 444           $ 409          $ 348           $ 357
  Less undistributed income of
    equity method investment.....................
                                                            -----         -----           -----          -----           -----
                                                              501           444             409            348             357

Add (Deduct):
  Income taxes...................................             176           151             273            248             251
  Amortization of capitalized
    interest on capital leases...................               2             2               2              2               4
  Total fixed charges as above
    (excluding capitalized interest
    on capital lease obligations)................             277           248             230            238             241
                                                            -----         -----           -----          -----           -----
          Total earnings.........................           $ 956         $ 845           $ 914          $ 836           $ 853
                                                            =====         =====           =====          =====           =====
Ratio of earnings to fixed
  charges (b) (c)................................            3.45          3.39            3.94           3.48            3.51
                                                            =====         =====           =====          =====           =====

(a) 2000, 1999 and 1998 net income excluding extraordinary items.
(b) Based on earnings excluding one-time adjustments, the ratio of earnings to fixed charges are:
    June 2000, 3.29; 1999, 3.10; and 1998, 3.53
(c) Ratio of earnings to fixed charges for years 1999 and prior were recalculated to give proper effect of undistributed earnings of equity method
    investments.

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